Exhibit 10.1

December 28, 2023

Reference is made to that certain Asset Purchase Agreement (the “Asset Purchase Agreement”), dated September 7, 2021, as amended and restated on December 10, 2021, between Comstock Inc. (the “Company”) and Flux Photon Corporation (“Flux”).

Section 2.2 of Schedule 2.0 of the Asset Purchase Agreement is amended and restated as follows:
“2.2    Purchase Price. On and subject to the terms and conditions of this Agreement and the Transaction Documents, and at all relevant times thereunder, in exchange for the foregoing assignment by Seller to Buyer of the Seller Assets, Buyer shall pay $17,200,000 (“Purchase Price”), in immediately available U.S. cash funds to Seller and/or Seller’s Permitted Designee(s), with (i) a down payment of $350,000 due that was paid on December 10, 2021, (ii) a second payment of $200,000, due and payable on December 29, 2023, and (z) the remaining $16,650,000 of the Purchase Price payable at a rate equal to 20% of Buyer’s monthly consolidated sales, less total variable costs, less operating expenses, maintenance, tax payments, and debt service payments, in each case produced and incurred in the Ordinary Course of Business by Buyer and its now and hereafter-existing subsidiaries (“Net Cash Flow”).”
Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Asset Purchase Agreement shall continue to be in full force and effect.

IN WITNESS WHEREOF the parties have duly executed, or caused their duly authorized representative, to execute this amendment of the Asset Purchase Agreement.

COMSTOCK INC.

By: /s/ Corrado DeGasperis
Name: Corrado DeGasperis
Title: Exec. Chairman & Chief Executive Officer

FLUX PHOTON CORPORATION

By: /s/ Kevin Kreisler
Name: Kevin Kreisler
Title: Chief Executive Officer

P.O. Box 1118 117 American Flat Road Virginia City, NV 89440    Direct (775) 848-5310 Facsimile (800) 750-5740